NORTHROP GRUMMAN CORPORATION

EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 21, 2025

The Board of Directors and Shareholders of Northrop Grumman Corporation

Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042

We are aware that our report dated April 21, 2025, on our review of the interim financial information of Northrop Grumman Corporation and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, 333-175798, 333-273482, and 333-281008 on Form S-8, 333-270497 on Form S-3, and 333-264549 on Form S-4.

/s/ Deloitte & Touche LLP
McLean, Virginia